  Exhibit 99.1

MetaStat Closes First Round of a $7 million Private Placement

Boston, MA, June 27, 2017 -- MetaStat, Inc. (OTCQB: MTST), a personalized medicine company developing therapeutic and diagnostic treatment solutions for cancer patients, announced today it has consummated an initial closing of a private placement of up to $7 million of its common stock. The offering resulting in gross proceeds of approximately $2.14 million before placement agents’ fees and offering expenses was led by prominent institutional healthcare investor, Perceptive Advisors, LLC, along with other existing institutional and accredited investors.

The private placement consisted of an aggregate of 690,816 shares of common stock and approximately 196,216 shares of Series A-2 convertible preferred stock, convertible into 1,962,164 shares of common stock. Additionally, in connection with the private placement, the company adjusted the exercise price of 474,829 outstanding common stock purchase warrants from $3.00 per share to $2.00 per share. MetaStat has until July 31, 2017 to complete the private placement.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the company’s securities, nor shall there be any sale of the company’s securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification for an exemption under the securities law of any such jurisdiction, including the registration requirements under U.S. securities laws. The company plans to file a Form 8-K with the U.S. Securities and Exchange Commission with more information regarding the private placement.

About MetaStat, Inc.
MetaStat is a biotechnology company focused on discovering and developing personalized therapeutic and diagnostic treatment solutions for cancer patients. Our Mena isoform “driver-based” diagnostic biomarkers also serve as novel therapeutic targets for anti-metastatic drugs. MetaStat is developing therapeutic product candidates and paired companion diagnostics based on a novel approach that makes the Mena isoform protein a drugable target. Our core expertise includes an understanding of the mechanisms and pathways that drive tumor cell invasion and metastasis, as well as drug resistance to certain targeted therapies and cytotoxic chemotherapies. MetaStat is based in Boston, MA.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events or results to differ materially from those projected in the forward-looking statements as a result of various factors and other risks, including those set forth in the company's Form 10-K and its other filings filed with the Securities and Exchange Commission. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements. The forward-looking statements in this release are made as of the date hereof and the company undertakes no obligation to update such statements.

MetaStat, Inc.
Rick Pierce, VP Investor Relations
Phone: 617-531-0874
rpierce@metastat.com

Source: MetaStat, Inc.